EXHIBIT 99.1

N E W S R E L E A S E

Alpha Natural Resources, Inc.

Contact: Ted Pile (276) 623-2920

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
$316 Million Coal Acquisition in Central Appalachia,
Provides Third-Quarter Update

• Acquisition of Nicewonder coal group expected to increase annual production by approximately 20 percent in 2006 and be accretive to earnings

• $500 million of committed credit facilities to partially fund acquisition and refinance Alpha’s existing revolver

• Third-quarter shortfall in metallurgical coal revenue anticipated due to export shipping delays, principally due to weather in Gulf of Mexico

ABINGDON, Va., September 26, 2005 — Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, has through its subsidiaries signed definitive purchase agreements to acquire coal reserves and operations affiliated with the privately held Nicewonder coal group in southern West Virginia and southwestern Virginia. The aggregate purchase price is $316.2 million.

The acquired properties are expected to add about 4.3 million tons to Alpha’s coal output in 2006, representing an increase of approximately 20 percent over Alpha’s expected coal production this year. The acquisition is expected to be accretive to earnings and to significantly boost Alpha’s operating results and free cash flow generation going forward.

The purchase agreements call for Alpha subsidiaries to issue Nicewonder affiliates $60.0 million of Alpha common stock and pay $256.2 million in cash and seller notes. Alpha plans to finance the cash portion of the purchase through $500 million of new senior secured credit facilities. Closing is anticipated by late October, subject to the satisfaction of conditions outlined in the purchase agreements including the securing of financing and necessary regulatory approvals.

Alpha also announced that results for the fiscal third quarter will be negatively impacted by a shortfall in metallurgical coal exports and lower than expected output from contractor-operated mines.

406 West Main Street • Abingdon, Virginia 24210 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Alpha Natural Resources, Inc.
Nicewonder Acquisition
The Nicewonder coal group that Alpha is acquiring primarily consists of eight entities:
•	Premium Energy, Inc., which operates a surface mine in Mingo and Logan counties, West Virginia, producing high Btu, low sulfur coal;

•	White Flame Energy, Inc. and Mate Creek Energy of W. Va., Inc. These assets include a large surface mine in Mingo County, West Virginia producing low sulfur compliance coal, and a rail load-out facility on the Norfolk Southern line;

•	Twin Star Mining, Inc., Buchanan Company, LLC, and Virginia Energy Company. These operations include a surface mine in Buchanan County, Virginia producing in excess of 400,000 tons of coal per year. Buchanan Energy has access to untapped coal reserves on 28,000 acres of land;

•	Nicewonder Contracting, Inc. (NCI), which operates a road construction business in cooperation with the West Virginia Department of Transportation that permits NCI to recover the coal removed in the construction process;

•	Powers Shop, LLC, a mining equipment repair business similar to Alpha’s own Maxxim Rebuild Co., LLC.
“Our relationship with Don Nicewonder and his management team goes back many years, and we jointly reached the conclusion that combining our adjacent operations in Central Appalachia would create value for both parties,” said Mike Quillen, president and CEO of Alpha Natural Resources. “The Nicewonder coal group is highly regarded in this industry for having well managed businesses with low production costs, minimal legacy liabilities, high quality coal reserves and excellent relationships with its work force and customer base. These are precisely the kind of asset qualities we’ve been seeking for Alpha’s future growth, and I expect this acquisition to make a meaningful contribution to our earnings and cash flow going forward.”
“There is no company other than Alpha that I believe fits better with our operations and our employees,” said Don Nicewonder. “They know coal mining, they respect and take care of their people, and they have exceptional marketing reach around the world. I believe this transaction will ensure a bright future for this business that I have spent the better part of 30 years building, and I’m taking a significant equity stake in Alpha so that our interests are aligned with one another.”
Update on Third Quarter 2005
Alpha is taking this opportunity to provide an update on third quarter operating results, which the company believes will be negatively affected by several factors. These factors have led Alpha to update its guidance for 2005. The company maintains its guidance for sales volumes of 25-26 million tons and coal revenue of $1.3-1.4 billion for the year, and now forecasts 2005 EBITDA to be $153-163 million, or $200-210 million after adjusting for the stock-based compensation charge related to the company’s initial public offering in February. This updated guidance does not include any anticipated contribution for the Nicewonder coal group.

Alpha Natural Resources, Inc.
Alpha does not expect to reduce inventories of coal to the extent planned for in the third quarter. By the end of August, Alpha had moved about 330,000 tons of higher-revenue metallurgical coal to New Orleans to meet firm 2005 sales commitments for 750,000 tons. Due to damage from Hurricane Katrina, the export facility is not expected to be operating and capable of loading freighters until at least mid-October. Therefore Alpha does not anticipate meeting its third quarter shipment target out of the Gulf, which represents about $35 million of missed export revenue.
Sales volumes from Alpha’s contractor operations are running approximately 28 percent behind plan in the third quarter, chiefly because of the unavailability of labor in certain contractor-operated mines. As a result of the shortfall, Alpha has been forced to purchase coal at a higher cost than planned so that the company can meet commitments to its customers.
“This is very disappointing news to report, and I take full responsibility for the shortfall,” said Mike Quillen. “This is the coal business and these sorts of challenges constantly occur. Our job as management is to react swiftly to these types of events, adjust and come up with solutions. While we have been affected by certain outsides forces beyond our control, we simply have not reacted quickly enough, and this is usually Alpha’s strength. Needless to say, these issues are commanding management’s undivided attention, and we are developing actions to remediate them. We’ll have more to say when we announce our third-quarter results.”
Conference Call
Alpha Natural Resources will hold a conference call on Monday, Sept. 26 at 10:00a.m. ET to discuss the Nicewonder acquisition and third-quarter update. The call will be accessible though the Internet at Alpha’s web site, www.alphanr.com and will be archived on the site as well. A replay of the call will be available through Oct. 10, 2005 by dialing toll-free 800-642-1687 or 706-645-9291 and entering pass code 9837922.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 94 percent of the company’s reserve base is high Btu coal and 89 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of more than 60 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 2,800 people.
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA and EBITDA, as adjusted, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, includes EBITDA plus minority interest. Management presents EBITDA and EBITDA, as adjusted, as

Alpha Natural Resources, Inc.
supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is found on the company’s web site at www.alphanr.com.
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; our ability to bring the Nicewonder acquisition to a successful and timely closing; our ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.